UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 5, 2007

STARTEK, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	1-12793	84-1370538

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
44 Cook Street Suite 400, Denver, Colorado 80206

(Address of principal executive offices; zip code)
Registrant’s telephone number, including area code: (303) 399-2400

(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
On January 5, 2007, the board of directors of StarTek, Inc. appointed A. Laurence (Larry) Jones as President and Chief Executive Officer, effective immediately. Mr. Jones will also serve as the principal financial officer of StarTek on an interim basis. Mr. Jones joined StarTek’s board of directors on July 17, 2006 and he will continue to serve as a director, although he resigned from the audit committee, compensation committee and governance and nominating committee. Mr. Jones succeeds Steven D. Butler as President and Chief Executive Officer. Mr. Butler’s employment was terminated without cause by the board of directors and he resigned as a member of the board of directors on January 5, 2007. A press release announcing the transition of President and Chief Executive Officer is filed as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.
On January 5, 2007, StarTek and Mr. Jones entered into an Employment Agreement in connection with the appointment of Mr. Jones as President and Chief Executive Officer of StarTek. The agreement provides for an annual salary of $450,000, subject to review at least once per year by the compensation committee of StarTek’s board of directors based on performance and a comparison to market conditions. Mr. Jones’ base salary can only be reduced in connection with a general, pro-rata reduction in base salaries of all executive officers as a result of financial problems experienced by StarTek and his salary must be returned to the unreduced level upon conclusion of any such financial problems. Mr. Jones will be eligible for an annual incentive bonus for each fiscal year of up to 125% of his then current annual base salary, subject to achievement of performance criteria and satisfaction of terms established by the compensation committee after consultation with Mr. Jones. Mr. Jones’ annual incentive bonus payout amount will be determined based on performance against the pre-determined criteria in accordance with the following schedule:

Performance vs. Criteria	Payout (% of Base Salary)
Below 80%	0%
At or above 80%	50%
At or above 90%	75%
At or above 100%	100%
At or above 110%	110%
At or above 120%	120%
At or above 125%	125%
The agreement also provides for the grant of an option to purchase 400,000 shares of StarTek common stock, and the grant of 30,000 shares of restricted stock. The option will be granted within 60 days of the date of the Employment Agreement with an exercise price equal to the closing price of StarTek common stock on the date of grant. The option vests as to 20% of the shares on January 5, 2008 and as to 1.667% of the option shares on the 5th day of each month thereafter. The option expires ten years after the date of grant; however, if Mr. Jones’ employment with StarTek terminates earlier, all unvested options will be forfeited and he will have three months to exercise any vested options in the event of termination of his employment by StarTek for cause, eighteen months to exercise any vested options in the event of termination of his employment by StarTek without cause or termination by Mr. Jones for good reason and six months to exercise any vested options in the event of any other termination of his employment. The restrictions on the shares of restricted stock lapse as to 10,000 shares on January 5, 2008 and as to 20,000 shares on January 5, 2011; provided, that the restrictions on the 20,000 share tranche may lapse earlier as to 10,000 of such shares upon certification by the compensation committee that Mr. Jones achieved at least 80% performance of the specified performance criteria for the 2008 fiscal year and as to 10,000 of such shares upon certification by the compensation committee that Mr. Jones achieved at least 80% performance of the specified performance criteria for the 2009 fiscal year. Mr. Jones will also receive a car allowance of $1,200 per month.
Mr. Jones’ employment with StarTek can be terminated at any time for any reason by StarTek or Mr. Jones. However, if Mr. Jones’ employment is terminated without cause, or if Mr. Jones resigns with good reason, he will be entitled to receive a lump sum payment equal to 150% of his then current annual base salary plus a bonus equal to 150% of his then current annual base salary and he will receive continued health care benefits for 18 months. StarTek is only required to make such payments if Mr. Jones is in material compliance with the Employment Agreement, he resigns from all positions with StarTek, he completes any transition duties and he signs a release of claims in favor of StarTek. “Cause” and “good reason” are defined in the Employment Agreement. Among other things, StarTek can terminate Mr. Jones for cause if he fails to own, on or after January 5, 2009, at least 30,000 shares of StarTek common stock or shares of StarTek common stock having a market value of at least $300,000.

The agreement also provides for non-disclosure by Mr. Jones of StarTek’s confidential or proprietary information, and includes covenants by Mr. Jones not to compete with StarTek or hire or solicit its employees, suppliers and customers, in each case for a restricted period equal to 18 months if Mr. Jones is entitled to the severance payments described above or 12 months for any other termination of employment. Mr. Jones also assigned to the company any rights he may have to intellectual property conceived in the scope of his employment.
ITEM 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.78	Employment Agreement between StarTek, Inc. and A. Laurence Jones
10.79	Option Agreement between StarTek and A. Laurence Jones
10.80	Restricted Stock Agreement between StarTek and A. Laurence Jones
99.1	Press Release Announcing Appointment of New Chief Executive Officer
SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STARTEK, INC.
Date: January 8, 2007	By:	/s/ A. Laurence Jones
President and Chief Executive Officer
StarTek, Inc.

Exhibit Index

Exhibit No.	Description
10.78	Employment Agreement between StarTek, Inc. and A. Laurence Jones
10.79	Option Agreement issued to A. Laurence Jones
10.80	Restricted Stock Agreement issued to A. Laurence Jones
99.1	Press Release Announcing Appointment of New Chief Executive Officer